PROFFITT'S, INC.



     PROFFITT'S, INC. ANNOUNCES RECORD SECOND QUARTER OPERATING RESULTS

     Contact:  Julia Bentley
     (423) 983-7000

The management of Proffitt's, Inc. has scheduled a conference call at 10:00 a.m. Eastern Time on Friday, August 23, 1996 to discuss the second quarter results. To participate, please call (816) 650-0777 (10 minutes prior to the call).

Knoxville, Tennessee (August 22, 1996) -- Department store retailer Proffitt's, Inc. (NASDAQ: PRFT) today announced record operating results for the quarter ended August 3, 1996.

Proffitt's, Inc. merged with Younkers, Inc. effective February 3, 1996, immediately before the Company's fiscal year end. The combination has been accounted for as a pooling of interests. Results below are consolidated and include Younkers for both the current and prior year. Earnings per share numbers assume full dilution unless otherwise noted.

For the quarter, total Company sales were $271.7 million, a 3% decrease from $278.8 million in the prior year. On a comparable stores basis, total Company sales increased 1% for the quarter. Revenues for the Younkers Division were $123.8 million, down 5% from $130.1 million last year; revenues for the McRae's Division totaled $92.8 million, a 3% increase over $90.6 million in the prior year; and revenues for the Proffitt's Division were $55.1 million compared to $58.1 million last year, a 5% decrease. For the quarter, comparable store sales were flat with last year for the Younkers Division, up 1% for the McRae's Division, and up 4% for the Proffitt's Division.

For the six months ended August 3, 1996, total Company sales were $568.3 million compared to $565.9 million last year. On a comparable stores basis, total Company sales increased 4% for the six months. Revenues for the Younkers Division were $250.4 million, down 3% from $256.8 million in the prior year; revenues for the McRae's Division totaled $202.3 million, a 4% increase over $194.4 million last year; and revenues for the Proffitt's Division were $115.7 million, a 1% increase over $114.8 million last year. For the six months, comparable store sales increased 2%, 3%, and 10% for the Younkers, McRae's, and Proffitt's Divisions, respectively.

The total store sales performance for the periods indicated was lower than the comparable store sales performance primarily due to the closing of two Younkers stores and one Proffitt's store in January 1996 and the sale of two Younkers stores in March 1996.

The conversion of the Younkers shoe operation from leased to owned was completed on August 3, 1996. Sales performance was negatively affected during the transition period for the first six months of 1996. Excluding Younkers' leased shoe sales, comparable store sales for the Younkers Division increased 2% and 3% for the quarter and six months, respectively. For the total Company, comparable store sales increased 2% and 4% for the quarter and six months, respectively, excluding Younkers' leased shoe sales.

Prior to the non-recurring items outlined below, second quarter net income totaled $4.4 million, or $.21 per share, a 32% increase over $3.4 million, or $.15 per share, last year. Prior to the non-recurring items outlined below, net income for the six months totaled $11.0 million, or $.51 per share, a 52% increase over $7.3 million, or $.33 per share, last year.

As previously announced, in conjunction with the Younkers merger, certain non-recurring merger, restructuring, and integration charges were incurred for the quarter and six months ended August 3, 1996. For the quarter, these charges totaled $.9 million after tax, or $.04 per share. These charges were primarily related to items such as the conversion of Younkers' computer systems and expenses of consolidating administrative functions. For the six months, these charges totaled $2.6 million after tax, or $.12 per share. Of this total, $1.1 million was related to the termination of a Younkers pension plan, and the remainder related to such items as the computer conversion and administrative consolidations.

In March 1996, the Company sold two Younkers stores in Rockford,
Illinois to Carson Pirie Scott & Co., realizing an after-tax gain on the transaction of $1.4 million, or $.06 per share.

For the quarter and six months ended July 29, 1995, the Company incurred after-tax expenses of approximately $.9 million and $1.1 million, respectively, or $.04 and $.06 per share, respectively, related to the defense of the attempted hostile takeover of Younkers by Carson Pirie Scott & Co.

After these non-recurring items, net income for the quarter and six months ended August 3, 1996 totaled $3.5 million, or $.16 per share, and $9.8 million, or $.46 per share, respectively, compared to $2.5 million, or $.10 per share, and $6.1 million, or $.27 per share, respectively, for the quarter and six months ended July 29, 1995.

As previously announced, on June 28, 1996, the Company's Series A Cumulative Convertible Exchangeable Preferred Stock ("Series A Preferred Stock") held by Apollo Specialty Retail Partners, L.P. ("Apollo") was converted into approximately 1.4 million shares of Proffitt's, Inc. Common Stock. In order to complete this early conversion of the Series A Preferred Stock and eliminate future dividend payments on this security, the Company paid approximately $3.0 million to Apollo. The payment had no effect on the Company's fully diluted earnings per share calculations for the quarter or six months. After non-recurring items and the one-time payment to Apollo, primary earnings per share totaled $.01 and $.30 for the quarter and six months ended August 3, 1996, respectively.

R. Brad Martin, Chairman and Chief Executive Officer of Proffitt's, Inc., stated, "In spite of the relatively soft retail sales enviroment, we are pleased with our record operating results for the quarter and the six months. Our results were in line with expectations and primarily were achieved thorugh solid gross margin performance and expense control. We are well positioned to execute our business objectives for the remainder of 1996."

Proffitt's, Inc. is a leading regional specialty department store company which operates three department store divisions - the Proffitt's Division with 25 stores in Tennessee, Virginia, Georgia, Kentucky, and North Carolina; the McRae's Division with 29 stores in Alabama, Mississippi, Florida, and Louisiana; and the Younkers Division with 48 stores in Iowa, Wisconsin, Nebraska, Michigan, Illinois, Minnesota, and South Dakota. On a combined basis, the Company operates 102 stores in sixteen states.